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                                                                    Exhibit 99.1


                       DAVEL COMMUNICATIONS GROUP, INC.
                       1429 Massaro Boulevard
                       Tampa, FL 33619
                       (Nasdaq: DAVL)




AT THE COMPANY    AT THE FINANCIAL RELATIONS BOARD
----------------  --------------------------------
Michael Hayes     General Information:
(217) 243-4391    Alison Ziegler
                  (212) 661-8030

                  Analyst Information:
                  Jordan Darrow
                  (212) 661-8030

                  Media Contact:
                  Alicia Nieva-Woodgate
                  (212) 661-8030


FOR IMMEDIATE RELEASE
---------------------
April 23, 1998


                       DAVEL COMMUNICATIONS GROUP, INC.
                       --------------------------------
                 ADOPTS A PREFERRED SHARE PURCHASE RIGHTS PLAN
                 ---------------------------------------------

TAMPA, Florida -- April 23, 1998 -- Davel Communications Group, Inc. (Nasdaq:
DAVL), one of the nation's largest independent providers of pay telephone services, today announced that its Board of Directors, at its April 22, 1998 meeting, adopted a Preferred Share Purchase Rights Plan and declared a dividend distribution to be made to stockholders of record on May 4, 1998, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $100.

The Rights contain provisions which are intended to protect the Company's stockholders in the event of an unsolicited attempt to acquire the Company at an unfair price.

The Rights will be exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer for, 15% or more of the Company's common stock. The Company may exchange the Rights for the Company's common stock on a one-for-one basis at any time after a person or group has acquired 15% or more of the outstanding common stock. The Company will be entitled to redeem the Rights at $.01 per Right (payable in cash or common stock of the Company, at the Company's option) at any time before public disclosure that a 15% position has been acquired. The Rights will expire on May 4, 2008, unless previously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.

Additional details of the Rights distribution are available to stockholders upon request.


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Davel Communications Group, Inc.
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Davel Communications Group, Inc. operates a system of approximately 39,000 pay telephones in 32 states and the District of Columbia and provides long distance operator services for its payphones through its digitally-switched long distance network.


To receive further information about Davel Communications Group, Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code DAVL.



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